Exhibit 10.15

May 14, 2001

Eric Lander

74R Fayerweather Street

Cambridge, MA 02138

Subject: Advisor to moab, inc.

Dear Eric,

moab, inc. (the “Company”) is pleased to invite you to serve as an Advisor to the Company on the following terms:

1. Service. You agree to serve as an Advisor to the Company for a period of four years. You have been chosen for this position because of your expertise in areas that are consistent with the Company’s research and development, business and product strategy. As an Advisor, we hope that you will contribute to the success of the Company by engaging in the following activities (the “Services”):

•	Participating through informal meetings and telephone calls, as well as attending quarterly meetings with other Advisors.

•	Advising the Company on business matters in your area of expertise.

•	Advising the Company on market strategies and trends in areas of interest to the Company.

•	Providing expert advice to the Company’s engineers and researchers on technical matters related to the Company’s research and development efforts, concepts and strategies.

•	Reviewing and critiquing the Company’s product concepts, specifications and designs.

Unless otherwise notified, I will serve as your primary point of contact with the Company regarding your role as an Advisor.

2. Compensation. Subject to the approval of the Company’s Board of Directors, you will be granted the right to purchase 400,000 shares of the Company’s Common Stock at a purchase price per share equal to the fair market value per share on the date the stock award is approved by the Board of Directors. The stock purchased would be subject to repurchase by the Company at the purchase price. The Company’s repurchase right would lapse and you would vest with respect to 25% of the purchased shares after 12 months of continuous service, and the balance in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Purchase Agreement. You will also be paid a fee of $8,500 in cash monthly for your service as an Advisor. You will be reimbursed for any travel and incidental expenses incurred associated with serving as an Advisor, subject to the Company’s generally applicable policies for the reimbursement of employee expenses.

3. Independent Contractor. In performing Services for the Company pursuant to this letter agreement, you will act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company. As an independent contractor, you will not be eligible to participate in any of the Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs and you will be solely responsible for any tax withholdings and the like.

4. Conflict of Interest. The Company recognizes and agrees that you may perform services for other persons and entities, provided that such services do not represent a conflict of interest or a breach of your duties to the Company. While you act as an Advisor to the Company, however, you will be expected not to serve as an advisor to or on the board of directors of any other commercial entity active in the area of chemical genomics. Also, while acting as an Advisor to the Company and for a period of one year thereafter, you will not directly or indirectly, or in conjunction with other person or organization, compete with the Company, prepare to compete with the Company or solicit or hire any of the Company’s employees or independent contractors. By signing this letter agreement, you represent and warrant to the Company that your participation as an Advisor to the Company will not be inconsistent with any other contractual commitments that you may already have.

5. Confidentiality Agreement. During the term of this letter agreement and thereafter, you will not, without the prior written consent of the Company, use for any purpose (except in the course providing Services under this letter agreement and in furtherance of the business of the Company) or disclose to any third party confidential information or proprietary data of the Company; provided, however, that “confidential information” will not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by you) or information that you received from third parties who do not have an obligation to maintain the confidentiality of the information disclosed. You may disclose the Company’s confidential information if you are required to do so by law or court order, provided that you promptly notify the Company so that it may limit disclosure or receive a protective order. You agree to deliver to the Company at the termination of your service, or at any other time that the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which you may then possess or have under your control.

6. Ownership of Inventions. The Company shall own, and you hereby assign to the Company, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by you during the term of this letter agreement and that arise out of the Services or any “confidential information” (collectively, “Inventions”) and you will promptly disclose and provide all Inventions to the Company. The term Inventions shall not include any generally applicable, widely known skills or knowledge learned by you during your tenure as an Advisor to the Company. You also agree to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. You agree and warrant that all Inventions will be your original work and you will not knowingly infringe any third party intellectual property rights in performance of Services to the Company hereunder.

7. Publicity. In your capacity as an Advisor to the Company, the Company may not use your name or likeness in connection with the promotion of its business, products and services without your written consent.

8. Term of Agreement. This letter agreement may be terminated at any time prior to its expiration by either party by giving five (5) days’ advance notice in writing. Upon termination or expiration of the relationship contemplated by this letter agreement, the provisions of paragraphs 4 through 9 shall survive.

9. General Provisions. This letter agreement (together with your stock option agreement) contains all of the terms of your participation as an Advisor of the Company and no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this letter agreement have been made or entered into by either party with respect to the subject matter hereof. You agree that any of the Company’s rights or obligations hereunder may be assigned to any successor or resultant corporation in a merger or consolidation or other acquisition of the Company or its subsidiary, but that you may not assign any of your rights or obligations under this letter agreement without the consent of the Company. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Massachusetts law without reference to its conflicts of laws provisions. Any breach of paragraphs 4, 5 or 6 will cause irreparable harm to the Company for which damages would not be an adequate remedy, and therefore the Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. In any action or proceeding to enforce rights under this letter agreement, the prevailing party will be entitled to recover costs and attorneys’ fees.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me. This offer, if not accepted, will expire at the close of business on June 30, 2001.

We, at moab, are excited about the tremendous opportunity that lies ahead of us. Your expertise will be a significant contributor to our success. On behalf of everyone at moab, I look forward to our working together.

If you have any questions, please call me at 650–808–6001.

Very truly yours,

moab, inc.

By:	/s/ James Tananbaum
Name:	James Tananbaum, M.D.
Title:	President & CEO

I have read, understand and accept this offer:

/s/ Eric Lander
Signature of Eric Lander

Dated: June 1, 2001

INFINITY PHARMACEUTICALS, INC.

AMENDMENT NO. 1 TO

ADVISORY AGREEMENT

This Amendment No. 1, effective as of May 14, 2001 (“Amendment”), amends the Advisory Agreement dated May 14, 2001 (the “Agreement”) by and between Infinity Pharmaceuticals (f/k/a moab, inc), a Delaware corporation (the “Company”) and Eric Lander. Capitalized terms not otherwise defined herein are defined in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 8 of the Agreement is hereby terminated in its entirety and a new Section 8 is hereby inserted in lieu thereof which reads as follows:

“8. Term of Agreement. You may terminate this letter agreement at any time prior to its expiration by giving five (5) days’ advance notice in writing. In addition, the Company may, without prejudice to any right or remedy it may have under this letter agreement, terminate this letter agreement, with or without Cause (as defined below) upon five (5) days’ advance written notice to you.

8.1 Termination Without Cause. In the event of termination without cause, you will be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination.

8.2 Termination For Cause. In the event of termination for Cause, you have the opportunity, at your request and upon 10 calendar days’ prior written notice to the Company (which shall be given no later than 20 days after receiving notice from the Company), to meet with the Board of Directors to review and discuss the basis on which such termination for Cause was made and to dispute such determination. If, at the end of such 30 day period, the Board of Directors determines to maintain the finding of termination for Cause, then you agree that an amount equal to 20% of the aggregate cash retainer theretofore paid to you by the Company pursuant to Section 2 above shall be repaid to the Company in cash or certified funds within 30 days. As used herein, “Cause” shall mean a good faith determination by the Chief Executive Officer that you have failed to perform the consulting, advisory and related services for the Company set forth in this letter agreement and have failed to remedy such failure within 10 calendar days following written notice from the Company to you notifying you of such failure.

8.3 Survival. Upon termination or expiration of the relationship contemplated by this letter agreement, the provisions of paragraphs 4 through 9 shall survive.”

2. The Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Agreement or delivered pursuant thereto which form a part thereof, contains the entire agreement among the parties with respect to the subject matter thereof and amends, restates and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

3. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other documents entered into in connection with the Agreement, shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

4. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without reference to its conflicts of laws provision.

5. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

IN WITNESS WHEREOF, this Amendment No. 1 to Advisory Agreement is executed as of the date first written above.

INFINITY PHARMACEUTICALS, INC.

By:
Name:	Steven H. Holtzman
Title:	Chief Executive Officer and President

ADVISOR:

Eric Lander

2

March 1, 2002

Dear Steve:

Reference is made to the letter agreement of May 14, 2001 between Eric Lander and moab, inc. (now Infinity Pharmaceuticals). This agreement is attached.

This Amendment No. 2 amends the aforementioned agreement as follows:

Section 1. (Service)

Delete the bullet reading “Endorsing the Company and its products to potential customers as well as to industry and financial analysts”

Section 4, line 5.

Insert the word “commercial” before “entity”

Section 6, line 15

Insert the word “knowingly” before “infringe”

Section 7.

After the first sentence, insert a sentence reading:

“However, the Company will first seek a written authorization by you before such use.”

Signed:

Infinity Pharmaceuticals

/s/ Steve Holtzman
By: Steve Holtzman
Title: Chairman and CEO

3/11/02
Date

/s/ Eric S. Lander
Eric S. Lander

March 2, 2002
Date

Infinity

Pharmaceuticals

December 10, 2004

Eric Lander

75R Fayerweather Street

Cambridge, MA 02138

Dear Eric:

The purpose of this letter is to amend your Advisory Agreement with Infinity Pharmaceuticals dated May 14, 2001, as has been amended over time with Amendment No. 1 and Amendments dated March 1, 2002 and September 16, 2003 (collectively known as the “Agreement”). In particular, the Effective Date of the Agreement, Section 1 (Service), Section 2 (Compensation) and Section 8 (Term) are hereby amended as follows.

Effective Date: The effective date of this amendment will be January 1, 2005.

1.	Service: The section is deleted and replaced by the following:

Responsibilities: Assist R&D leadership as a member of the Scientific Advisor Board (“SAB”), to build a highly productive Discovery organization and pipeline. Responsibilities will include:

•	Identification of strategic and operational issues

•	Advise on how to solve some issues/challenges

•	Advise on development of the organization (what to build when and how)

•	Assist in R&D recruitment

•	Advise on target selection strategies, project strategies and plans, and on the drug discovery process itself

•	Advisor to CSO as a senior and experienced veteran of and leader in the life sciences

Please note the above is meant to be an example of the types of duties you will be responsible for and is not meant to be a complete list. From time to time you may be asked to perform additional services based on mutual agreement of both parties of this Agreement.

2.	Compensation: The section, “The Advisor agrees to perform such consulting, advisory, and related services to and for the Company as may be reasonably requested from time to time by the Company. The Advisor agrees to devote 12 full-time days a year in the performance of such services for as long as the Agreement is in effect. During this Period, the Company shall pay the Advisor a fee of $2,083.33 a month (equivalent to $25,000 per year). To the extent the Advisor performs services in excess of the 12 days, the Company will pay the Advisor a fee of $2,500 per day, due upon receipt of an invoice detailing out the extra day(s) incurred,

Infinity Pharmaceuticals, Inc.     780 Memorial Drive     Cambridge, MA 02139

tel: 617.453.1000 fax: 617.453.1001 www.ipi.com

December 10, 2004	Page 2

Mr. Eric Lander

subject to approval by the Company”, is hereby deleted and replaced by the following:

Subject to Section 8 below, the Company shall pay the Consultant a yearly fee totaling $25,000.00 for consulting services described in Section 1. The fee will be paid in quarterly installments of $6,250 starting on March 31, 2005.

8. Term of Agreement: The following language is added to this section:

This Agreement shall commence on the date hereof and shall continue until December 31, 2006 (such period, as it may be extended in writing, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 8.

All other sections of your Agreement are still in effect and unchanged, such as the section related to your Stock Option Award, Section 8 (Term of Agreement), etc.

Please indicate your understanding and acceptance of the foregoing terms of your Advisory Agreement by signing the enclosed copy of this letter and returning it to me no later than January 15, 2005. After that date, the offer will expire.

Very truly yours, INFINITY PHARMACEUTICALS, INC.

/s/ Steven H. Holtzman
Steven H. Holtzman
President and CEO

The foregoing correctly sets forth the terms of my Advisory Agreement by Infinity Pharmaceuticals, Inc.

/s/ Eric Lander	Dec 29 2004
Eric Lander	Date